Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2025 RESULTS
Company Release: April 29, 2025
Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), through which it operates a community-focused bank segment ("community bank") with an industry leading banking as a service ("BaaS") segment ("CCBX"), today reported unaudited financial results for the quarter ended March 31, 2025, including net income of $9.7 million, or $0.63 per diluted common share, compared to $13.4 million, or $0.94 per diluted common share, for the three months ended December 31, 2024 and $6.8 million, or $0.50 per diluted common share, for the three months ended March 31, 2024.

Management Discussion of the First Quarter Results

“First quarter of 2025 was impacted by elevated expenses related to the onboarding and implementation costs of several new partnerships and products within CCBX and investments in technology, however, we anticipate that the revenue and earnings from these investments will be highly valuable over the long-term,” stated CEO Eric Sprink. “We saw high quality deposit growth of $205.9 million during the first quarter, and our CCBX program fee income continued to increase, up 55.2% compared to the same period in 2024.”

Key Points for First Quarter and Our Go-Forward Strategy

•Positive Growth Trends within CCBX Continue. As of March 31, 2025 we had two partners in testing, three in implementation/onboarding, one signed LOI and have an active pipeline of new partners and new products with existing partners for the balance of 2025 and into 2026. Total BaaS program fee income was $6.3 million for the three months ended March 31, 2025, an increase of $724,000, or 13.0%, from the three months ended December 31, 2024. We remain fully indemnified against fraud and 98.8% indemnified against credit risk with our CCBX partners as of March 31, 2025.

•Investments for Growth Continues. Total noninterest expense of $72.0 million was up $4.6 million, or 6.8%, as compared to $67.4 million in the quarter ended December 31, 2024, mainly driven by higher salaries and employee benefits, legal and professional expenses and BaaS loan expense partially offset by lower BaaS fraud expense. As we increase the number of new CCBX partners and products with existing partners launching in 2025, we expect that expenses will tend to be front-loaded with a focus on compliance and operational risk before any new programs or products generate significant revenues. We remain focused on building our future revenue sources.

•Strong Deposit Growth, Off Balance Sheet Activity Update. Total deposits of $3.79 billion, an increase of $205.9 million, or 5.7%, over the quarter ended December 31, 2024, driven primarily by growth in CCBX partner programs. On April 1, 2025 we launched the T-Mobile deposit program and those deposits will be reflected in the second quarter deposit totals. During the first quarter of 2025, we sold $744.6 million of loans, the majority of which were credit card receivables. We retain a portion of the fee income on sold credit card loans. As of March 31, 2025 there were 237,024 credit cards with fee earning potential, an increase of 54,575 compared to the quarter ended December 31, 2024 and an increase of 210,723 from March 31, 2024.

First Quarter 2025 Financial Highlights
The tables below outline some of our key operating metrics.

	Three Months Ended
(Dollars in thousands, except share and per share data; unaudited)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Income Statement Data:
Interest and dividend income	$104,907	$102,448	$105,165	$97,422	$91,742
Interest expense	28,845	30,071	32,892	31,250	29,536
Net interest income	76,062	72,377	72,273	66,172	62,206
Provision for credit losses	55,781	61,867	70,257	62,325	83,158
Net interest (expense)/ income after provision for credit losses	20,281	10,510	2,016	3,847	(20,952)
Noninterest income	63,477	74,100	78,790	69,138	86,176
Noninterest expense	71,989	67,411	64,424	57,964	56,509
Provision for income tax	2,039	3,832	2,926	3,425	1,915
Net income	9,730	13,367	13,456	11,596	6,800

	As of and for the Three Month Period
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Balance Sheet Data:
Cash and cash equivalents	$624,302	$452,513	$484,026	$487,245	$515,128
Investment securities	46,991	47,321	48,620	49,213	50,090
Loans held for sale	42,132	20,600	7,565	—	797
Loans receivable	3,517,359	3,486,565	3,413,894	3,321,813	3,195,101
Allowance for credit losses	(183,178)	(176,994)	(171,674)	(148,878)	(139,941)
Total assets	4,339,282	4,121,208	4,064,472	3,959,549	3,863,062
Interest bearing deposits	3,251,599	3,057,808	3,047,861	2,949,643	2,888,867
Noninterest bearing deposits	539,630	527,524	579,427	593,789	574,112
Core deposits (1)	3,321,772	3,123,434	3,190,869	3,528,339	3,447,864
Total deposits	3,791,229	3,585,332	3,627,288	3,543,432	3,462,979
Total borrowings	47,923	47,884	47,847	47,810	47,771
Total shareholders’ equity	449,917	438,704	331,930	316,693	303,709

Share and Per Share Data (2):
Earnings per share – basic	$0.65	$0.97	$1.00	$0.86	$0.51
Earnings per share – diluted	$0.63	$0.94	$0.97	$0.84	$0.50
Dividends per share	—	—	—	—	—
Book value per share (3)	$29.98	$29.37	$24.51	$23.54	$22.65
Tangible book value per share (4)	$29.98	$29.37	$24.51	$23.54	$22.65
Weighted avg outstanding shares – basic	14,962,507	13,828,605	13,447,066	13,412,667	13,340,997
Weighted avg outstanding shares – diluted	15,462,041	14,268,229	13,822,270	13,736,508	13,676,917
Shares outstanding at end of period	15,009,225	14,935,298	13,543,282	13,453,805	13,407,320
Stock options outstanding at end of period	163,932	186,354	198,370	286,119	309,069
See footnotes that follow the tables below

	As of and for the Three Month Period
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Credit Quality Data:
Nonperforming assets (5) to total assets	1.30%	1.52%	1.63%	1.34%	1.42%
Nonperforming assets (5) to loans receivable and OREO	1.60%	1.80%	1.94%	1.60%	1.72%
Nonperforming loans (5) to total loans receivable	1.60%	1.80%	1.94%	1.60%	1.72%
Allowance for credit losses to nonperforming loans	325.0%	282.5%	257.2%	278.6%	254.3%
Allowance for credit losses to total loans receivable	5.21%	5.08%	5.03%	4.45%	4.35%
Gross charge-offs	$53,686	$61,585	$53,305	$55,207	$58,994
Gross recoveries	$5,486	$5,223	$4,516	$2,254	$2,036
Net charge-offs to average loans (6)	5.57%	6.56%	5.60%	6.54%	7.30%

Capital Ratios:
Company
Tier 1 leverage capital	10.67%	10.78%	8.40%	8.31%	8.24%
Common equity Tier 1 risk-based capital	12.13%	12.04%	9.24%	9.03%	8.98%
Tier 1 risk-based capital	12.22%	12.14%	9.34%	9.13%	9.08%
Total risk-based capital	14.73%	14.67%	11.89%	11.70%	11.70%
Bank
Tier 1 leverage capital	10.57%	10.64%	9.29%	9.24%	9.19%
Common equity Tier 1 risk-based capital	12.12%	11.99%	10.34%	10.15%	10.14%
Tier 1 risk-based capital	12.12%	11.99%	10.34%	10.15%	10.14%
Total risk-based capital	13.42%	13.28%	11.63%	11.44%	11.43%
(1)Core deposits are defined as all deposits excluding brokered and time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
Key Performance Ratios
Return on average assets ("ROA") was 0.93% for the quarter ended March 31, 2025 compared to 1.30% and 0.73% for the quarters ended December 31, 2024 and March 31, 2024, respectively.  ROA for the quarter ended March 31, 2025, decreased 0.37% and increased 0.19% compared to December 31, 2024 and March 31, 2024, respectively. Noninterest expenses were higher for the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024 largely due to higher salaries and employee benefits, due to annual pay increases and for new hires that contribute to our continued investments in growth, technology and risk management, legal and professional expenses and increased BaaS loan expense, which is directly related to interest earned on CCBX loans. These increases were partially offset by a decrease in BaaS fraud expense. Noninterest expenses were higher than the quarter ended March 31, 2024 due primarily to an increase in salaries and employee benefits, data processing and software licenses and legal and professional expenses, all of which are related to the growth of Company and investments in technology and risk management.
Legal and professional fees in first quarter were elevated in multiple areas including compliance, BSA, audit, legal and projects as we prepare for new partners, and we may experience a similar level of expenses again in second quarter before returning to a more historical level in third quarter 2025.

Yield on earning assets and yield on loans receivable increased 0.07% and 0.23%, respectively, for the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024. Average loans receivable as of March 31, 2025 increased $92.2 million compared to December 31, 2024 as net CCBX loans continue to grow, despite selling $744.6 million in CCBX loans during the quarter ended March 31, 2025.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended
(unaudited)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Return on average assets (1)	0.93%	1.30%	1.34%	1.21%	0.73%
Return on average equity (1)	8.91%	14.90%	16.67%	15.22%	9.21%
Yield on earnings assets (1)	10.32%	10.24%	10.79%	10.49%	10.21%
Yield on loans receivable (1)	11.33%	11.12%	11.44%	11.22%	11.01%
Cost of funds (1)	3.11%	3.24%	3.62%	3.60%	3.52%
Cost of deposits (1)	3.08%	3.21%	3.59%	3.58%	3.49%
Net interest margin (1)	7.48%	7.23%	7.42%	7.12%	6.92%
Noninterest expense to average assets (1)	6.87%	6.54%	6.42%	6.05%	6.10%
Noninterest income to average assets (1)	6.06%	7.19%	7.85%	7.22%	9.30%
Efficiency ratio	51.59%	46.02%	42.65%	42.84%	38.08%
Loans receivable to deposits (2)	93.89%	97.82%	94.33%	93.75%	92.29%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Management Outlook; CEO Eric Sprink

“Looking ahead to the balance of 2025, elevated onboarding activity is expected to continue into the second quarter as our CCBX pipeline remains very robust with high quality and potentially impactful opportunities. We plan to continue to invest in and enhance our technology and risk management infrastructure to support our next phase of CCBX growth. Our risk reduction efforts, namely our fraud and credit indemnifications via our partners, continued to function as expected despite the volatile macroeconomics conditions towards the end of first quarter. These efforts, plus additional growth in noninterest income should help mitigate the uncertainties associated with fluctuating interest rates and provide a stable, recurring income source.” said CEO Eric Sprink.

Coastal Financial Corporation Overview
The Company has one main subsidiary, the Bank, which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes all of our BaaS activities, the community bank segment includes all community banking activities and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.

CCBX Performance Update
Our CCBX segment continues to evolve, and we have 25 relationships, at varying stages, including two partners in testing, three in implementation/onboarding, one signed LOI as of March 31, 2025.  We continue to refine the criteria for CCBX partnerships, exploring relationships with larger more established partners, with experienced management teams, existing customer bases and strong financial positions. We also will consider promising medium and smaller sized partners that align with our approach and terms including financial wherewithal and will continue to exit relationships where it makes sense for us to do so.
While we explore relationships with new partners we continue to expand our product offerings with existing CCBX partners. As we become more proficient in the BaaS space we aim to cultivate new relationships that align with our long-term goals. We believe that a strategy of adding new partnerships and launching new products with existing partners allows us to expand and grow our customer base with a modest increase in regulatory risk given our operational history with them. Increases in partner activity/transaction counts is positively impacting noninterest income and we expect this trend to continue as current products grow and new products are introduced . We plan to continue selling loans as part of our strategy to balance partner and lending limits, and manage the loan portfolio and credit quality. We retain a portion of the fee income for our role in processing transactions on sold credit card balances, and will continue this strategy to provide an on-going and passive revenue source with no on balance sheet risk or capital requirement.

On April 1, 2025, we went live with the T-Mobile deposit program and our second quarter deposits will include those balances. As we build our deposit base, we will be able to sweep deposits off and on the balance sheet as needed. This deposit sweep capability allows us to better manage liquidity and deposit programs. At March 31, 2025 we swept off $406.3 million in deposits for FDIC insurance and liquidity purposes. We are also launching a new suite of deposit products with RobinHood, which are expected to launch in the back half of 2025. The introduction of theses products are expected to increase deposits.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Active	19	19	19
Friends and family / testing	2	1	1
Implementation / onboarding	3	1	1
Signed letters of intent	1	3	0
Total CCBX relationships	25	24	21

CCBX loans increased $47.2 million, or 2.9%, to $1.65 billion despite selling $744.6 million in loans during the three months ended March 31, 2025. In accordance with the program agreement for one partner, effective April 1, 2024, the portion of the CCBX portfolio that we are responsible for losses on decreased from 10% to 5%. At March 31, 2025 the portion of this portfolio for which we are responsible represented $19.9 million in loans.

The following table details the CCBX loan portfolio:

CCBX	As of
	March 31, 2025		December 31, 2024		March 31, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$133,466	8.1%	$109,017	6.8%	$135,671	10.3%
All other commercial & industrial loans	29,702	1.8	33,961	2.1	47,160	3.6
Real estate loans:
Residential real estate loans	285,355	17.3	267,707	16.7	265,148	20.2
Consumer and other loans:
Credit cards	532,775	32.2	528,554	33.0	505,706	38.6
Other consumer and other loans	670,026	40.6	664,780	41.4	358,528	27.3
Gross CCBX loans receivable	1,651,324	100.0%	1,604,019	100.0%	1,312,213	100.0%
Net deferred origination (fees) costs	(498)		(442)		(394)
Loans receivable	$1,650,826		$1,603,577		$1,311,819
Loan Yield - CCBX (1)(2)	16.88%		16.81%		17.74%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The increase in CCBX loans in the quarter ended March 31, 2025, includes an increase of $24.4 million, or 22.4%, in capital call lines as a result of normal balance fluctuations and business activities, an increase of $17.6 million, or 6.6%, in residential real estate loans and an increase of $9.5 million or 0.8%, in other consumer and other loans. We continue to monitor and manage the CCBX loan portfolio, and sold $744.6 million in CCBX loans during the quarter ended March 31, 2025 compared to sales of $845.5 million in the quarter ended December 31, 2024. We continue to reposition ourselves by managing CCBX credit and concentration levels in an effort to optimize our loan portfolio earnings and generate off balance sheet fee income. CCBX loan yield increased 0.07% for the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024.

The following chart shows the growth in credit card accounts that generate fee income. This includes accounts with balances, which are included in our loan totals, and accounts that have been sold and have no corresponding balance in our loan totals, and that generate fee income.

CCBX Credit Cards
341,290
26,301
314,989
379,929
27,681
352,248
450,830
81,426
369,404
484,248
182,449
301,799
551,227
237,024
314,203
600,000
400,000
200,000
—
Number of Accounts
March 31, 2024
June 30, 2024
September 30, 2024
December 31, 2024
March 31, 2025
Credit Card - On Balance Sheet Accounts
Credit Card - Off Balance Sheet Accounts

The following table details the CCBX deposit portfolio:

CCBX	As of
	March 31, 2025		December 31, 2024		March 31, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$58,416	2.6%	$55,686	2.7%	$58,669	2.9%
Interest bearing demand and money market	2,145,608	94.6	1,958,459	94.9	1,964,942	96.8
Savings	16,625	0.7	5,710	0.3	5,338	0.3
Total core deposits	2,220,649	97.9	2,019,855	97.9	2,028,949	100.0
Other deposits	46,359	2.1	44,233	2.1	—	—
Total CCBX deposits	$2,267,008	100.0%	$2,064,088	100.0%	$2,028,949	100.0%
Cost of deposits (1)	4.01%		4.19%		4.93%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX deposits increased $202.9 million, or 9.8%, in the three months ended March 31, 2025 to $2.27 billion as a result of growth and normal balance fluctuations. This excludes the $406.3 million in CCBX deposits that were transferred off balance sheet for increased Federal Deposit Insurance Corporation ("FDIC") insurance coverage and sweep purposes, compared to $273.2 million for the quarter ended December 31, 2024. Amounts in excess of FDIC insurance coverage are transferred, using a third-party facilitator/vendor sweep product, to participating financial institutions.
Community Bank Performance Update

In the quarter ended March 31, 2025, the community bank saw net loans decrease $16.5 million, or 0.9%, to $1.87 billion, as a result of normal balance fluctuations.

The following table details the Community Bank loan portfolio:

Community Bank	As of
	March 31, 2025		December 31, 2024		March 31, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans	$149,104	8.0%	$150,395	8.0%	$154,395	8.2%
Real estate loans:
Construction, land and land development loans	166,551	8.9	148,198	7.8	160,862	8.5
Residential real estate loans	202,920	10.8	202,064	10.7	231,157	12.2
Commercial real estate loans	1,340,647	71.6	1,374,801	72.8	1,342,489	71.0
Consumer and other loans:
Other consumer and other loans	13,326	0.7	13,542	0.7	1,447	0.1
Gross Community Bank loans receivable	1,872,548	100.0%	1,889,000	100.0%	1,890,350	100.0%
Net deferred origination fees	(6,015)		(6,012)		(7,068)
Loans receivable	$1,866,533		$1,882,988		$1,883,282
Loan Yield(1)	6.53%		6.53%		6.46%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

Community bank loans decreased $34.2 million in commercial real estate loans, $1.3 million in commercial and industrial loans and $216,000 in consumer and other loans, partially offset by an increase of $18.4 million in construction, land and land development loans, during the quarter ended March 31, 2025.

The following table details the community bank deposit portfolio:

Community Bank	As of
	March 31, 2025		December 31, 2024		March 31, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$481,214	31.5%	$471,838	31.0%	$515,443	35.9%
Interest bearing demand and money market	560,416	36.8	570,625	37.5	834,725	58.2
Savings	59,493	3.9	61,116	4.0	68,747	4.8
Total core deposits	1,101,123	72.2	1,103,579	72.5	1,418,915	99.0
Other deposits	407,391	26.7	400,118	26.3	1	0.0
Time deposits less than $100,000	5,585	0.4	5,920	0.4	7,199	0.5
Time deposits $100,000 and over	10,122	0.7	11,627	0.8	7,915	0.6
Total Community Bank deposits	$1,524,221	100.0%	$1,521,244	100.0%	$1,434,030	100.0%
Cost of deposits(1)	1.76%		1.86%		1.66%
(1)Cost of deposits is annualized for the three months ended for each period presented.

Community bank deposits increased $3.0 million, or 0.2%, during the three months ended March 31, 2025 to $1.52 billion as result of normal balance fluctuations. The community bank segment includes noninterest bearing deposits of $481.2 million, or 31.5%, of total community bank deposits, resulting in a cost of deposits of 1.76%, which compared to 1.86% for the quarter ended December 31, 2024, largely due to the decreases in the Fed funds rate late in the third quarter and during the fourth quarter of 2024.
Net Interest Income and Margin Discussion
Net interest income was $76.1 million for the quarter ended March 31, 2025, an increase of $3.7 million, or 5.1%, from $72.4 million for the quarter ended December 31, 2024, and an increase of $13.9 million, or 22.3%, from $62.2 million for the quarter ended March 31, 2024. Net interest income compared to December 31, 2024, was higher due to an increase in average loans receivable, an increase in loan yield and a decrease in cost of funds. The increase in net interest income compared to March 31, 2024 was largely related to growth in higher yielding loans, partially offset by an increase in cost of funds relating to higher interest rates and growth in interest bearing deposits.

Net interest margin was 7.48% for the three months ended March 31, 2025, compared to 7.23% for the three months ended December 31, 2024, largely due to higher loan yield and lower cost of deposits. Net interest margin, net of BaaS loan expense, (a reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release) was 4.28% for the three months ended March 31, 2025, compared to 4.16% for the three months ended December 31, 2024. Net interest margin was 6.92% for the three months ended March 31, 2024. The increase in net interest margin for the three months ended March 31, 2025 compared to the three months ended March 31, 2024 was largely due to an increase in loan yield, partially offset by higher interest rates on interest bearing deposits. Interest and fees on loans receivable increased $2.6 million, or 2.7%, to $98.1 million for the three months ended March 31, 2025, compared to $95.6 million for the three months ended December 31, 2024, as a result of loan growth. Interest and fees on loans receivable increased $12.3 million, or 14.3%, compared to $85.9 million for the three months ended March 31, 2024, due to an increase in outstanding balances and higher interest rates. Net interest margin, net of BaaS loan expense (a reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release) increased 0.12% for the three months ended March 31, 2025, compared to the three months ended December 31, 2024 and increased 0.26% compared the three months ended March 31, 2024.
The following tables illustrate how net interest margin and loan yield is affected by BaaS loan expense:

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	March 31 2025	December 31 2024	March 31 2024
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	7.48%	7.23%	6.92%
Earning assets	4,124,065	3,980,078	3,613,769
Net interest income (GAAP)	76,062	72,377	62,206
Less: BaaS loan expense	(32,507)	(30,720)	(26,107)
Net interest income, net of BaaS loan expense(2)	$43,555	$41,657	$36,099
Net interest margin, net of BaaS loan expense (1)(2)	4.28%	4.16%	4.02%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	11.33%	11.12%	11.01%
Total average loans receivable	$3,511,724	$3,419,476	$3,137,271
Interest and earned fee income on loans (GAAP)	98,147	95,575	85,891
BaaS loan expense	(32,507)	(30,720)	(26,107)
Net loan income(2)	$65,640	$64,855	$59,784
Loan income, net of BaaS loan expense, divided by average loans (1)(2)	7.58%	7.55%	7.66%
(1) Annualized calculations shown for periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Average investment securities decreased $974,000 to $47.2 million compared to the three months ended December 31, 2024 and decreased $68.2 million compared to the three months ended March 31, 2024 as a result of principal paydowns and maturing securities.
Cost of funds was 3.11% for the quarter ended March 31, 2025, a decrease of 13 basis points from the quarter ended December 31, 2024 and a decrease of 42 basis points from the quarter ended March 31, 2024. Cost of deposits for the quarter ended March 31, 2025 was 3.08%, compared to 3.21% for the quarter ended December 31, 2024, and 3.49% for the quarter ended March 31, 2024. The decreased cost of funds and deposits compared to December 31, 2024 and March 31, 2024 were largely due to the recent reductions in the Fed funds rate.

The following table summarizes the average yield on loans receivable and cost of deposits:

	For the Three Months Ended
	March 31, 2025		December 31, 2024		March 31, 2024
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.53%	1.76%	6.53%	1.86%	6.46%	1.66%
CCBX (1)	16.88%	4.01%	16.81%	4.19%	17.74%	4.93%
Consolidated	11.33%	3.08%	11.12%	3.21%	11.01%	3.49%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods presented.
The following table illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	March 31, 2025		December 31, 2024		March 31, 2024
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$67,855	16.88%	$64,532	16.81%	$55,839	17.74%
Less: BaaS loan expense	32,507	8.09%	30,720	8.00%	26,107	8.29%
Net BaaS loan income (1)	$35,348	8.79%	$33,812	8.81%	$29,732	9.45%
Average BaaS Loans(3)	$1,630,088		$1,527,178		$1,265,857
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for the periods presented.
(3) Includes loans held for sale.
Noninterest Income Discussion
Noninterest income was $63.5 million for the three months ended March 31, 2025, a decrease of $10.6 million from $74.1 million for the three months ended December 31, 2024, and a decrease of $22.7 million from $86.2 million for the three months ended March 31, 2024.  The decrease in noninterest income for the quarter ended March 31, 2025 as compared to the quarter ended December 31, 2024 was primarily due to a decrease of $10.8 million in total BaaS income.  The $10.8 million decrease in total BaaS income included an $8.4 million decrease in BaaS credit enhancements related to the provision for credit losses and a $3.1 million decrease in BaaS fraud enhancements partially offset by an increase of $724,000 in BaaS program income. The $724,000 increase in BaaS program income is largely due to higher reimbursement of CCBX partner expenses and an increase in transaction and interchange fees and servicing and other BaaS fees, (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements).

The $22.7 million decrease in noninterest income over the quarter ended March 31, 2024 was primarily due to a $25.1 million decrease in BaaS credit and fraud enhancements and an increase of $2.2 million in BaaS program income.

Noninterest Expense Discussion

Total noninterest expense increased $4.6 million to $72.0 million for the three months ended March 31, 2025, compared to $67.4 million for the three months ended December 31, 2024, and increased $15.5 million from $56.5 million for the three months ended March 31, 2024. The $4.6 million increase in noninterest expense for the quarter ended March 31, 2025, as compared to the quarter ended December 31, 2024, was primarily due to a $3.5 million increase in salaries and benefits, $1.9 million increase in legal and professional fees, and $1.8 million increase in BaaS loan expense, partially offset by a $3.1 million decrease in BaaS fraud expense. The salaries and benefits and legal and professional fees increases were part of our continued investments in growth, technology and risk management. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter in which the loss occurs, and a portion is estimated based on historical or other information from our partners.

The increase in noninterest expenses for the quarter ended March 31, 2025 compared to the quarter ended March 31, 2024 was largely due to a $6.4 million increase in BaaS loan expense, a $1.1 million increase in BaaS fraud expense, a $2.8 million increase in legal and professional expenses, a $3.5 million increase in salary and employee benefits, and a $1.3 million increase in data processing and software licenses due to enhancements in technology all of which are related to the growth of Company and investments in technology and risk management.

Certain noninterest expenses are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partner in noninterest income. The following table reflects the portion of noninterest expenses that are reimbursed by partners to assist the understanding of how the increases in noninterest expense are related to expenses incurred for and reimbursed by CCBX partners:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands; unaudited)	2025	2024	2024
Total noninterest expense (GAAP)	$71,989	$67,411	$56,509
Less: BaaS loan expense	32,507	30,720	26,107
Less: BaaS fraud expense	1,993	5,043	923
Less: Reimbursement of expenses (BaaS)	1,026	812	254
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) (1)	$36,463	$30,836	$29,225
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Provision for Income Taxes
The provision for income taxes was $2.0 million for the three months ended March 31, 2025, $3.8 million for the three months ended December 31, 2024 and $1.9 million for the first quarter of 2024.  The income tax provision was lower for the three months ended March 31, 2025 compared to the quarter ended December 31, 2024 as a result of the deductibility of certain equity awards which reduced tax expense during the quarter ended March 31, 2025, and was higher compared to the quarter ended March 31, 2024, primarily due to higher net income compared to that quarter, partially offset by the deductibility of certain equity awards.

The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 2.55% for calculating the provision for state income taxes.
Financial Condition Overview
Total assets increased $218.1 million, or 5.3%, to $4.34 billion at March 31, 2025 compared to $4.12 billion at December 31, 2024.  The increase is primarily comprised of a $171.8 million increase in cash and a $30.8 million increase in loans receivable. Total loans receivable increased to $3.52 billion at March 31, 2025, from $3.49 billion at December 31, 2024.
As of March 31, 2025, in addition to the $624.3 million in cash on hand the Company had the capacity to borrow up to a total of $662.4 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, plus an additional $50.0 million from a correspondent bank. There were no borrowings outstanding on these lines as of March 31, 2025.
The Company, on a stand alone basis, had a cash balance of $45.5 million as of March 31, 2025, which is retained for general operating purposes, including debt repayment, for funding $468,000 in commitments to bank technology investment funds and $40.0 million is available to be contributed to the Bank as capital.
Uninsured deposits were $558.8 million as of March 31, 2025, compared to $543.0 million as of December 31, 2024.

Total shareholders’ equity as of March 31, 2025 increased $11.2 million since December 31, 2024.  The increase in shareholders’ equity was primarily comprised of an increase of $1.5 million in common stock outstanding as a result of equity awards exercised during the three months ended March 31, 2025 combined with $9.7 million in net earnings.
The Company and the Bank remained well capitalized at March 31, 2025, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	10.57%	10.67%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	12.12%	12.13%	6.50%
Tier 1 Capital (to risk-weighted assets)	12.12%	12.22%	8.00%
Total Capital (to risk-weighted assets)	13.42%	14.73%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.

Asset Quality
The total allowance for credit losses was $183.2 million and 5.21% of loans receivable at March 31, 2025 compared to $177.0 million and 5.08% at December 31, 2024 and $139.9 million and 4.38% at March 31, 2024. The allowance for credit loss allocated to the CCBX portfolio was $164.2 million and 9.95% of CCBX loans receivable at March 31, 2025, with $19.0 million of allowance for credit loss allocated to the community bank or 1.02% of total community bank loans receivable.
The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of March 31, 2025			As of December 31, 2024			As of March 31, 2024
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,866,533	$1,650,826	$3,517,359	$1,882,988	$1,603,577	$3,486,565	$1,883,282	$1,311,819	$3,195,101
Allowance for credit losses	(18,992)	(164,186)	(183,178)	(18,924)	(158,070)	(176,994)	(21,384)	(118,557)	(139,941)
Allowance for credit losses to total loans receivable	1.02%	9.95%	5.21%	1.00%	9.86%	5.08%	1.14%	9.04%	4.38%
Net charge-offs totaled $48.2 million for the quarter ended March 31, 2025, compared to $56.4 million for the quarter ended December 31, 2024 and $57.0 million for the quarter ended March 31, 2024. Net charge-offs as a percent of average loans decreased to 5.57% for the quarter ended March 31, 2025 compared to 6.56% for the quarter ended December 31, 2024. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts by indemnifying or reimbursing incurred losses, except in accordance with the program agreement for one partner where the Company was responsible for credit losses on approximately 5% of a $299.8 million loan portfolio. At March 31, 2025, our portion of this portfolio represented $19.9 million in loans. Net charge-offs for this $19.9 million in loans were $1.1 million for the three months ended March 31, 2025 and December 31, 2024 and $2.1 million for the three months ended March 31, 2024.

The following table details net charge-offs for the community bank and CCBX for the period indicated:

	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$4	$53,682	$53,686	$139	$61,446	$61,585	$15	$58,979	$58,994
Gross recoveries	(7)	(5,479)	(5,486)	(3)	(5,220)	(5,223)	(4)	(2,032)	(2,036)
Net charge-offs	$(3)	$48,203	$48,200	$136	$56,226	$56,362	$11	$56,947	$56,958
Net charge-offs to average loans (1)	0.00%	11.99%	5.57%	0.03%	14.65%	6.56%	0.00%	18.09%	7.30%
(1) Annualized calculations shown for periods presented.
During the quarter ended March 31, 2025, a $54.3 million provision for credit losses was recorded for CCBX partner loans, compared to the $63.7 million provision for credit losses was recorded for CCBX partner loans for the quarter ended December 31, 2024. The provision was based on management's analysis, bringing the CCBX allowance for credit losses to $164.2 million at March 31, 2025 compared to $158.1 million at December 31, 2024. The increase in the allowance is due to the addition of new loans, partially offset by loan sales. CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses.
In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. If our partner is unable to fulfill their contracted obligations then the Bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk.
The factors used in management’s analysis for community bank credit losses indicated that a provision of $65,000 was needed for the quarter ended March 31, 2025 compared to a provision recapture of $1.1 million and $199,000 for the quarters ended December 31, 2024 and March 31, 2024, respectively. The provision in the current period was due to a change in the mix of the community bank loan portfolio and growth in construction loans.
The following table details the provision expense/(recapture) for the community bank and CCBX for the period indicated:

	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Community bank	$65	$(1,071)	$(199)
CCBX	54,319	63,741	79,717
Total provision expense	$54,384	$62,670	$79,518
A provision for unfunded commitments of $613,000 was recorded for the quarter ended March 31, 2025 as a result of a change in the loan mix of available balance. A provision for accrued interest receivable of $784,000 was recorded for the quarter ended March 31, 2025 on CCBX loans.
At March 31, 2025, our nonperforming assets were $56.4 million, or 1.30%, of total assets, compared to $62.7 million, or 1.52%, of total assets, at December 31, 2024, and $54.9 million, or 1.42%, of total assets, at March 31, 2024. These ratios are impacted by nonperforming CCBX loans that are covered by CCBX partner credit enhancements. As of March 31, 2025, $54.1 million of the $56.2 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements described above.
Nonperforming assets decreased $6.3 million during the quarter ended March 31, 2025, compared to the quarter ended December 31, 2024. This change is due to a decrease in CCBX loans 90 days or more past due and still on accrual. Community bank nonperforming loans increased $89,000 from December 31, 2024 to $189,000 as of March 31, 2025, and CCBX nonperforming loans decreased $6.4 million to $56.2 million from December 31, 2024. The decrease in CCBX nonperforming loans is due to a $7.1 million decrease in CCBX loans that are past due 90 days or more and still accruing interest partially offset by an increase of $707,000 in nonaccrual loans from December 31, 2024 to $20.2 million. Some CCBX partners have a collection practice that places certain loans on nonaccrual status to improve collectability. $16.1 million of these loans are less than 90 days past due as of March 31, 2025. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we anticipate that balances 90 days past due or more and still accruing will generally increase as those loan portfolios grow. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. There were no repossessed assets or other real estate owned at March 31, 2025. Our nonperforming loans to loans receivable ratio was 1.60% at March 31, 2025, compared to 1.80% at December 31, 2024, and 1.72% at March 31, 2024. The lower nonperforming loans to loans receivable ratio is a reflection of our on-going risk reduction efforts.
For the quarter ended March 31, 2025, there were $3,000 community bank net recoveries and $48.2 million in net charge-offs were recorded on CCBX loans. These CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses.
The following table details the Company’s nonperforming assets for the periods indicated.

Consolidated	As of
(dollars in thousands; unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Nonaccrual loans:
Commercial and industrial loans	$381	$334	$—
Real estate loans:
Residential real estate	—	—	212
Commercial real estate	—	—	7,731
Consumer and other loans:
Credit cards	13,602	10,262	—
Other consumer and other loans	6,376	8,967	—
Total nonaccrual loans	20,359	19,563	7,943
Accruing loans past due 90 days or more:
Commercial & industrial loans	782	1,006	1,793
Real estate loans:
Residential real estate loans	2,407	2,608	1,796
Consumer and other loans:
Credit cards	27,187	34,490	37,603
Other consumer and other loans	5,632	4,989	5,731
Total accruing loans past due 90 days or more	36,008	43,093	46,923
Total nonperforming loans	56,367	62,656	54,866
Real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$56,367	$62,656	$54,866
Total nonaccrual loans to loans receivable	0.58%	0.56%	0.25%
Total nonperforming loans to loans receivable	1.60%	1.80%	1.72%
Total nonperforming assets to total assets	1.30%	1.52%	1.42%

The following tables detail the CCBX and community bank nonperforming assets which are included in the total nonperforming assets table above.

CCBX	As of
(dollars in thousands; unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Nonaccrual loans:
Commercial and industrial loans:
All other commercial & industrial loans	$192	$234	$—
Consumer and other loans:
Credit cards	13,602	10,262	—
Other consumer and other loans	6,376	8,967	—
Total nonaccrual loans	20,170	19,463	—
Accruing loans past due 90 days or more:
Commercial & industrial loans	782	1,006	1,793
Real estate loans:
Residential real estate loans	2,407	2,608	1,796
Consumer and other loans:
Credit cards	27,187	34,490	37,603
Other consumer and other loans	5,632	4,989	5,731
Total accruing loans past due 90 days or more	36,008	43,093	46,923
Total nonperforming loans	56,178	62,556	46,923
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$56,178	$62,556	$46,923
Total CCBX nonperforming assets to total consolidated assets	1.29%	1.52%	1.21%

Community Bank	As of
(dollars in thousands; unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Nonaccrual loans:
Commercial and industrial loans	$189	$100	$—
Real estate:
Residential real estate	—	—	212
Commercial real estate	—	—	7,731
Total nonaccrual loans	189	100	7,943
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	189	100	7,943
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$189	$100	$7,943
Total community bank nonperforming assets to total consolidated assets	0.01%	—%	0.21%
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $4.34 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER

Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risk that changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs, may adversely impact our business, financial condition, and results of operations and those other risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Cash and due from banks	$43,467	$36,533	$45,327	$59,995	$32,790
Interest earning deposits with other banks	580,835	415,980	438,699	427,250	482,338
Investment securities, available for sale, at fair value	34	35	38	39	41
Investment securities, held to maturity, at amortized cost	46,957	47,286	48,582	49,174	50,049
Other investments	12,589	10,800	10,757	10,664	10,583
Loans held for sale	42,132	20,600	7,565	—	797
Loans receivable	3,517,359	3,486,565	3,413,894	3,321,813	3,195,101
Allowance for credit losses	(183,178)	(176,994)	(171,674)	(148,878)	(139,941)
Total loans receivable, net	3,334,181	3,309,571	3,242,220	3,172,935	3,055,160
CCBX credit enhancement asset	183,377	181,890	173,600	149,096	142,412
CCBX receivable	12,685	14,138	16,060	11,520	10,369
Premises and equipment, net	28,639	27,431	25,833	24,526	22,995
Lease right-of-use assets	5,117	5,219	5,427	5,635	5,756
Accrued interest receivable	21,109	21,104	22,315	21,620	22,485
Bank-owned life insurance, net	13,501	13,375	13,255	13,132	12,991
Deferred tax asset, net	3,912	3,600	3,083	2,221	2,221
Other assets	10,747	13,646	11,711	11,742	12,075
Total assets	$4,339,282	$4,121,208	$4,064,472	$3,959,549	$3,863,062

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$3,791,229	$3,585,332	$3,627,288	$3,543,432	$3,462,979
Subordinated debt, net	44,331	44,293	44,256	44,219	44,181
Junior subordinated debentures, net	3,592	3,591	3,591	3,591	3,590
Deferred compensation	310	332	369	405	442
Accrued interest payable	1,107	962	1,070	999	1,061
Lease liabilities	5,293	5,398	5,609	5,821	5,946
CCBX payable	29,391	29,171	37,839	32,539	30,899
Other liabilities	14,112	13,425	12,520	11,850	10,255
Total liabilities	3,889,365	3,682,504	3,732,542	3,642,856	3,559,353
SHAREHOLDERS’ EQUITY
Common Stock	229,659	228,177	134,769	132,989	131,601
Retained earnings	220,259	210,529	197,162	183,706	172,110
Accumulated other comprehensive loss, net of tax	(1)	(2)	(1)	(2)	(2)
Total shareholders’ equity	449,917	438,704	331,930	316,693	303,709
Total liabilities and shareholders’ equity	$4,339,282	$4,121,208	$4,064,472	$3,959,549	$3,863,062

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$98,147	$95,575	$99,676	$90,879	$85,891
Interest on interest earning deposits with other banks	6,070	6,021	4,781	5,683	4,780
Interest on investment securities	650	661	675	686	1,034
Dividends on other investments	40	191	33	174	37
Total interest income	104,907	102,448	105,165	97,422	91,742
INTEREST EXPENSE
Interest on deposits	28,185	29,404	32,083	30,578	28,867
Interest on borrowed funds	660	667	809	672	669
Total interest expense	28,845	30,071	32,892	31,250	29,536
Net interest income	76,062	72,377	72,273	66,172	62,206
PROVISION FOR CREDIT LOSSES	55,781	61,867	70,257	62,325	83,158
Net interest income/(expense) after provision for credit losses	20,281	10,510	2,016	3,847	(20,952)
NONINTEREST INCOME
Service charges and fees	860	932	952	946	908
Loan referral fees	—	—	—	—	168
Unrealized gain (loss) on equity securities, net	16	1	2	9	15
Other income	682	473	486	257	308
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,558	1,406	1,440	1,212	1,399
Servicing and other BaaS fees	1,419	1,043	1,044	1,525	1,131
Transaction and interchange fees	3,833	3,699	3,549	2,934	2,661
Reimbursement of expenses	1,026	812	565	857	254
BaaS program income	6,278	5,554	5,158	5,316	4,046
BaaS credit enhancements	53,648	62,097	70,108	60,826	79,808
BaaS fraud enhancements	1,993	5,043	2,084	1,784	923
BaaS indemnification income	55,641	67,140	72,192	62,610	80,731
Total noninterest income	63,477	74,100	78,790	69,138	86,176
NONINTEREST EXPENSE
Salaries and employee benefits	21,532	17,994	17,101	17,005	17,984
Occupancy	1,034	958	964	985	1,518
Data processing and software licenses	4,232	4,010	4,297	3,625	2,892
Legal and professional expenses	6,488	4,606	3,597	3,631	3,672
Point of sale expense	107	89	73	72	90
Excise taxes	722	778	762	(706)	320
Federal Deposit Insurance Corporation ("FDIC") assessments	755	750	740	690	683
Director and staff expenses	631	683	559	470	400
Marketing	50	28	67	14	53
Other expense	1,938	1,752	1,482	1,383	1,867
Noninterest expense, excluding BaaS loan and BaaS fraud expense	37,489	31,648	29,642	27,169	29,479

BaaS loan expense	32,507	30,720	32,698	29,011	26,107
BaaS fraud expense	1,993	5,043	2,084	1,784	923
BaaS loan and fraud expense	34,500	35,763	34,782	30,795	27,030
Total noninterest expense	71,989	67,411	64,424	57,964	56,509
Income before provision for income taxes	11,769	17,199	16,382	15,021	8,715
PROVISION FOR INCOME TAXES	2,039	3,832	2,926	3,425	1,915
NET INCOME	$9,730	$13,367	$13,456	$11,596	$6,800
Basic earnings per common share	$0.65	$0.97	$1.00	$0.86	$0.51
Diluted earnings per common share	$0.63	$0.94	$0.97	$0.84	$0.50
Weighted average number of common shares outstanding:
Basic	14,962,507	13,828,605	13,447,066	13,412,667	13,340,997
Diluted	15,462,041	14,268,229	13,822,270	13,736,508	13,676,917

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$553,393	$6,070	4.45%	$501,654	$6,021	4.77%	$350,868	$4,780	5.48%
Investment securities, available for sale (2)	37	1	10.96	39	—	—	64,878	349	2.16
Investment securities, held to maturity (2)	47,154	649	5.58	48,126	661	5.46	50,490	685	5.46
Other investments	11,757	40	1.38	10,783	191	7.05	10,262	37	1.45
Loans receivable (3)	3,511,724	98,147	11.33	3,419,476	95,575	11.12	3,137,271	85,891	11.01
Total interest earning assets	4,124,065	104,907	10.32	3,980,078	102,448	10.24	3,613,769	91,742	10.21
Noninterest earning assets:
Allowance for credit losses	(170,542)			(156,687)			(114,985)
Other noninterest earning assets	296,993			277,922			229,437
Total assets	$4,250,516			$4,101,313			$3,728,221

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$3,166,384	$28,185	3.61%	$3,068,357	$29,404	3.81%	$2,728,884	$28,867	4.25%
FHLB advances and other borrowings	—	1	—	—	1	—	5	—	—
Subordinated debt	44,309	598	5.47	44,272	599	5.38	44,159	598	5.45
Junior subordinated debentures	3,592	61	6.89	3,591	67	7.42	3,590	71	7.95
Total interest bearing liabilities	3,214,285	28,845	3.64	3,116,220	30,071	3.84	2,776,638	29,536	4.28
Noninterest bearing deposits	543,784			577,453			595,693
Other liabilities	49,624			50,824			58,829
Total shareholders' equity	442,823			356,816			297,061
Total liabilities and shareholders' equity	$4,250,516			$4,101,313			$3,728,221
Net interest income		$76,062			$72,377			$62,206
Interest rate spread			6.68%			6.40%			5.93%
Net interest margin (4)			7.48%			7.23%			6.92%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,881,636	$30,292	6.53%	$1,892,298	$31,043	6.53%	$1,871,414	$30,052	6.46%
Total interest earning assets	1,881,636	30,292	6.53	1,892,298	31,043	6.53	1,871,414	30,052	6.46
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,045,971	6,604	2.56%	1,029,346	7,161	2.77%	922,340	6,013	2.62%
Intrabank liability	356,337	3,909	4.45	357,442	4,290	4.77	410,993	5,599	5.48
Total interest bearing liabilities	1,402,308	10,513	3.04	1,386,788	11,451	3.28	1,333,333	11,612	3.50
Noninterest bearing deposits	479,329			505,510			538,081
Net interest income		$19,779			$19,592			$18,440
Net interest margin(3)			4.26%			4.12%			3.96%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,630,088	$67,855	16.88%	$1,527,178	$64,532	16.81%	$1,265,857	$55,839	17.74%
Intrabank asset	554,781	6,085	4.45	583,776	7,007	4.78	598,299	8,151	5.48
Total interest earning assets	2,184,869	73,940	13.72	2,110,954	71,539	13.48	1,864,156	63,990	13.81
Liabilities
Interest bearing liabilities:
Interest bearing deposits	2,120,413	21,581	4.13%	2,039,011	22,243	4.34%	1,806,544	22,854	5.09%
Total interest bearing liabilities	2,120,413	21,581	4.13	2,039,011	22,243	4.34	1,806,544	22,854	5.09
Noninterest bearing deposits	64,455			71,943			57,612
Net interest income		$52,359			$49,296			$41,136
Net interest margin(3)			9.72%			9.29%			8.88%
Net interest margin, net of BaaS loan expense(5)			3.68%			3.50%			3.24%

	For the Three Months Ended
	March 31, 2025			December 31, 2024				March 31, 2024
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$553,393	$6,070	4.45%	$501,654		$6,021	4.77%	$350,868	$4,780	5.48%
Investment securities, available for sale (6)	37	1	10.96	39		—	—	64,878	349	2.16
Investment securities, held to maturity (6)	47,154	649	5.58	48,126		661	5.46	50,490	685	5.46
Other investments	11,757	40	1.38	10,783		191	7.05	10,262	37	1.45
Total interest earning assets	612,341	6,760	4.48%	560,602	—	6,873	4.88%	476,498	5,851	4.94%
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	$—	1	—%	$—		1	—%	$5	—	—%
Subordinated debt	44,309	598	5.47%	44,272		599	5.38%	44,159	598	5.45%
Junior subordinated debentures	3,592	61	6.89	3,591		67	7.42	3,590	71	7.95
Intrabank liability, net (7)	198,444	2,176	4.45	226,334		2,717	4.78	187,306	2,552	5.48
Total interest bearing liabilities	246,345	2,836	4.67	274,197		3,384	4.91	235,060	3,221	5.51
Net interest income		$3,924				$3,489			$2,630
Net interest margin(3)			2.60%				2.48%			2.22%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense, includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measures are presented to illustrate the impact of BaaS loan expense on net loan income and yield on loans and CCBX loans and the impact of BaaS loan expense on net interest income and net interest margin.
Loan income, net of BaaS loan expense, divided by average loans, is a non-GAAP measure that includes the impact BaaS loan expense on loan income and the yield on loans. The most directly comparable GAAP measure is yield on loans.

Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Net interest income, net of BaaS loan expense, is a non-GAAP measure that includes the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
CCBX net interest margin, net of BaaS loan expense, is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is CCBX net interest margin.
Reconciliations of the GAAP and non-GAAP measures are presented below.

CCBX	As of and for the Three Months Ended
(dollars in thousands; unaudited)	March 31 2025	December 31 2024	March 31 2024
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	16.88%	16.81%	17.74%
Total average CCBX loans receivable	$1,630,088	$1,527,178	$1,265,857
Interest and earned fee income on CCBX loans (GAAP)	67,855	64,532	55,839
BaaS loan expense	(32,507)	(30,720)	(26,107)
Net BaaS loan income	$35,348	$33,812	$29,732
Net BaaS loan income divided by average CCBX loans (1)	8.79%	8.81%	9.45%
CCBX net interest margin, net of BaaS loan expense:
CCBX net interest margin (1)	9.72%	9.29%	8.88%
CCBX earning assets	2,184,869	2,110,954	1,864,156
Net interest income (GAAP)	52,359	49,296	41,136
Less: BaaS loan expense	(32,507)	(30,720)	(26,107)
Net interest income, net of BaaS loan expense	$19,852	$18,576	$15,029
CCBX net interest margin, net of BaaS loan expense (1)	3.68%	3.50%	3.24%

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	March 31 2025	December 31 2024	March 31 2024
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	7.48%	7.23%	6.92%
Earning assets	4,124,065	3,980,078	3,613,769
Net interest income (GAAP)	76,062	72,377	62,206
Less: BaaS loan expense	(32,507)	(30,720)	(26,107)
Net interest income, net of BaaS loan expense	$43,555	$41,657	$36,099
Net interest margin, net of BaaS loan expense (1)	4.28%	4.16%	4.02%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	11.33%	11.12%	11.01%
Total average loans receivable	$3,511,724	$3,419,476	$3,137,271
Interest and earned fee income on loans (GAAP)	98,147	95,575	85,891
BaaS loan expense	(32,507)	(30,720)	(26,107)
Net loan income	$65,640	$64,855	$59,784
Loan income, net of BaaS loan expense, divided by average loans (1)	7.58%	7.55%	7.66%
(1) Annualized calculations for periods presented.

The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) on noninterest expense. Certain noninterest expenses are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partner in noninterest income. This non-GAAP measure shows the portion of noninterest expenses that are reimbursed by partners to assist the understanding of how the increases in noninterest expense are related to expenses incurred for and reimbursed by CCBX partner. The most comparable GAAP measure is noninterest expense.

	As of and for the Three Months Ended
(dollars in thousands, unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Noninterest expense, net of reimbursement of expenses (BaaS)
Noninterest expense (GAAP)	$71,989	$67,411	$56,509
Less: BaaS loan expense	32,507	30,720	26,107
Less: BaaS fraud expense	1,993	5,043	923
Less: Reimbursement of expenses	1,026	812	254
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses	$36,463	$30,836	$29,225

APPENDIX A -
As of March 31, 2025
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $3.52 billion in outstanding loan balances. When combined with $2.14 billion in unused commitments the total of these categories is $5.67 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 38.0% of our total balance of outstanding loans as of March 31, 2025. Unused commitments to extend credit represents an additional $29.4 million, and the combined total in commercial real estate loans represents $1.37 billion, or 24.2% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our commercial real estate portfolio as of March 31, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$392,740	$4,488	$397,228	7.0%	$3,927	100
Hotel/Motel	149,859	61	149,920	2.6	6,516	23
Convenience Store	138,838	561	139,399	2.5	2,314	60
Office	121,346	7,183	128,529	2.3	1,379	88
Retail	101,118	744	101,862	1.8	972	104
Warehouse	103,813	—	103,813	1.8	1,790	58
Mixed use	91,025	5,220	96,245	1.7	1,167	78
Mini Storage	73,172	8,022	81,194	1.4	3,659	20
Strip Mall	43,678	—	43,678	0.8	6,240	7
Manufacturing	36,887	370	37,257	0.7	1,272	29
Groups < 0.70% of total	88,171	2,752	90,923	1.6	1,145	77
Total	$1,340,647	$29,401	$1,370,048	24.2%	$2,082	644
Consumer loans comprise 34.5% of our total balance of outstanding loans as of March 31, 2025. Unused commitments to extend credit represents an additional $910.8 million, and the combined total in consumer and other loans represents $2.13 billion, or 37.5% of our total outstanding loans and loan commitments. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $1,000. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested, including quarterly testing for partners with portfolio balances greater than $10.0 million.

The following table summarizes our loan commitment by industry for our consumer and other loan portfolio as of March 31, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$532,775	$868,969	$1,401,744	24.7%	$1.7	314,203
Installment loans	654,844	29,027	683,871	12.1	0.8	776,669
Lines of credit	627	2	629	0.0	1.3	477
Other loans	14,555	—	14,555	0.3	0.1	185,894
Community bank consumer loans
Installment loans	1,846	3	1,849	0.0	65.9	28
Lines of credit	173	357	530	0.0	5.2	33
Other loans	11,307	12,400	23,707	0.4	34.6	327
Total	$1,216,127	$910,758	$2,126,885	37.5%	$1.0	1,277,631
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Residential real estate loans comprise 13.9% of our total balance of outstanding loans as of March 31, 2025. Unused commitments to extend credit represents an additional $529.3 million, and the combined total in residential real estate loans represents $1.02 billion, or 18.0% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our residential real estate loan portfolio as of March 31, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$285,355	$481,778	$767,133	13.5%	$28	10,291
Community bank residential real estate loans
Closed end, secured by first liens	164,284	1,649	165,933	3.0	533	308
Home equity line of credit	27,931	45,016	72,947	1.3	115	242
Closed end, second liens	10,705	892	11,597	0.2	357	30
Total	$488,275	$529,335	$1,017,610	18.0%	$45	10,871
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits. CCBX home equity lines of credit are limited to a $375.0 million portfolio maximum.
Commercial and industrial loans comprise 8.9% of our total balance of outstanding loans as of March 31, 2025. Unused commitments to extend credit represents an additional $601.0 million, and the combined total in commercial and industrial loans represents $913.2 million, or 16.1% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $133.5 million in outstanding capital call lines, with an additional $514.9 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every capital call line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of March 31, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX C&I Loans
Capital Call Lines	$133,466	$514,864	$648,330	11.4%	$1,019	131
Retail and other loans	29,702	21,736	51,438	0.9	10	3,002
Community bank C&I Loans
Construction/Contractor Services	30,768	31,642	62,410	1.1	152	202
Financial Institutions	48,648	—	48,648	0.9	4,054	12
Medical / Dental / Other Care	6,721	2,739	9,460	0.2	517	13
Manufacturing	5,611	4,022	9,633	0.2	156	36
Groups < 0.20% of total	57,356	25,969	83,325	1.4	222	258
Total	$312,272	$600,972	$913,244	16.1%	$85	3,654
(1) Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Construction, land and land development loans comprise 4.7% of our total balance of outstanding loans as of March 31, 2025. Unused commitments to extend credit represents an additional $72.5 million, and the combined total in construction, land and land development loans represents $239.0 million, or 4.2% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of March 31, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$96,716	$41,654	$138,370	2.4%	$6,908	14
Residential construction	39,375	22,253	61,628	1.1	2,316	17
Developed land loans	7,788	2	7,790	0.1	556	14
Undeveloped land loans	16,684	4,185	20,869	0.4	1,112	15
Land development	5,988	4,382	10,370	0.2	665	9
Total	$166,551	$72,476	$239,027	4.2%	$2,414	69

Exposure and risk in our construction, land and land development portfolio increased compared to recent periods as indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Commercial construction	$96,716	$83,216	$97,792	$110,372	$102,099
Residential construction	39,375	40,940	35,822	34,652	28,751
Undeveloped land loans	16,684	8,665	8,606	8,372	8,190
Developed land loans	7,788	8,305	14,863	13,954	14,307
Land development	5,988	7,072	5,968	5,714	7,515
Total	$166,551	$148,198	$163,051	$173,064	$160,862
Commitments to extend credit total $2.14 billion at March 31, 2025, however we do not anticipate our customers using the $2.14 billion that is showing as available due to CCBX partner and portfolio limits.
The following table presents outstanding commitments to extend credit as of March 31, 2025:

Consolidated
(dollars in thousands; unaudited)	As of March 31, 2025
Commitments to extend credit:
Commercial and industrial loans	$86,108
Commercial and industrial loans - capital call lines	514,864
Construction – commercial real estate loans	50,221
Construction – residential real estate loans	22,255
Residential real estate loans	529,335
Commercial real estate loans	29,401
Credit cards	868,969
Consumer and other loans	41,789
Total commitments to extend credit	$2,142,942
We have individual CCBX partner portfolio limits with our each of our partners to manage loan concentration risk, liquidity risk, and counter-party partner risk. For example, as of March 31, 2025, capital call lines outstanding balance totaled $133.5 million and, while commitments totaled $514.9 million, the commitments are limited to a maximum of $350.0 million by agreement with the partner. If a CCBX partner goes over their individual limit, it would be a breach of their contract and the Bank may impose penalties and would have the choice to fund or not fund the loan.

See the table below for CCBX portfolio maximums and related available commitments:

CCBX
(dollars in thousands; unaudited)	Balance	Percent of CCBX loans receivable	Available Commitments (1)	Maximum Portfolio Size	Cash Reserve/Pledge Account Amount (2)
Commercial and industrial loans:
Capital call lines	$133,466	8.1%	$514,864	$350,000	$—
All other commercial & industrial loans	29,702	1.8	21,736	475,720	541
Real estate loans:
Home equity lines of credit (3)	285,355	17.3	481,778	375,000	33,436
Consumer and other loans:
Credit cards - cash secured	339		—		—
Credit cards - unsecured	532,436		868,969		27,589
Credit cards - total	532,775	32.2	868,969	850,000	27,589
Installment loans - cash secured	127,426		29,027		—
Installment loans - unsecured	527,418		—		1,175
Installment loans - total	654,844	39.7	29,027	1,814,541	1,175
Other consumer and other loans	15,182	0.9	2	4,739	419
Gross CCBX loans receivable	1,651,324	100.0%	1,916,376	3,870,000	$63,160
Net deferred origination fees	(498)
Loans receivable	$1,650,826
(1) Remaining commitment available, net of outstanding balance.
(2) Balances are as of April 9, 2025.
(3) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

APPENDIX B -
As of March 31, 2025
CCBX – BaaS Reporting Information
During the quarter ended March 31, 2025, $53.6 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans, unfunded commitments and negative deposit accounts. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to indemnify or reimburse losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing incurred fraud losses. BaaS fraud includes non-credit fraud losses on loans and deposits originated through partners, generally fraud losses related to loans are comprised primarily of first payment defaults. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. Many CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligation then the bank would be exposed to additional loan and deposit losses if the cash flows on the loans were not sufficient to fund the reimbursement of loan losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account the Bank may consider an alternative plan for funding the cash reserve. This may involve the possibility of adjusting the funding amounts or timelines to better align with the partner's specific situation. If a mutually agreeable funding plan is not agreed to, the Bank could declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. The Bank would evaluate any remaining credit enhancement asset from the CCBX partner in the event the partner failed to determine if a write-off is appropriate. If a write-off occurs, the Bank would retain the full yield and any fee income on the loan portfolio going forward, and our BaaS loan expense would decrease once default occurred and payments to the CCBX partner were stopped.
The Bank records contractual interest earned from the borrower on CCBX partner loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating and servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (a reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Yield on loans (1)	16.88%	16.81%	17.74%
BaaS loan interest income	$67,855	$64,532	$55,839
Less: BaaS loan expense	32,507	30,720	26,107
Net BaaS loan income (2)	$35,348	$33,812	$29,732
Net BaaS loan income divided by average BaaS loans (1)(2)	8.79%	8.81%	9.45%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
An increase in average CCBX loans receivable resulted in increased interest income on CCBX loans during the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024. The increase in average CCBX loans receivable was primarily due to our strategy to optimize the CCBX loan portfolio and strengthen our balance sheet through originating higher quality new loans with enhanced credit standards. These higher quality loans also have lower stated rates and expected losses than some of our CCBX loans historically. Our yield on loans and our net interest margin net of BaaS loan expense slightly increased, as our CCBX portfolio is leveling out. Current loan sales and new loan growth are at more similar interest rates compared to prior periods when we were selling loans with higher risk and higher interest rates and replacing them with higher quality lower interest rate loans. We continue to reposition ourselves by managing CCBX credit and concentration levels in an effort to optimize our loan portfolio and also generate off balance sheet fee income. Growth in CCBX loans and deposits has resulted in increases in interest income and expense for the quarter ended March 31, 2025 compared to the quarter ended March 31, 2024.
The following tables are a summary of the interest components, direct fees and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Loan interest income	$67,855	$64,532	$55,839
Total BaaS interest income	$67,855	$64,532	$55,839

Interest expense	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
BaaS interest expense	$21,581	$22,243	$22,854
Total BaaS interest expense	$21,581	$22,243	$22,854

BaaS income	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
BaaS program income:
Servicing and other BaaS fees	$1,419	$1,043	$1,131
Transaction and interchange fees	3,833	3,699	2,661
Reimbursement of expenses	1,026	812	254
Total BaaS program income	6,278	5,554	4,046
BaaS indemnification income:
BaaS credit enhancements	53,648	62,097	79,808
BaaS fraud enhancements	1,993	5,043	923
BaaS indemnification income	55,641	67,140	80,731
Total noninterest BaaS income	$61,919	$72,694	$84,777
Servicing and other BaaS fees increased $376,000 and transaction and interchange fees increased $134,000 in the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024. We expect servicing and other BaaS fees to be higher when we are bringing new partners on and then to decrease when transaction and interchange fees increase as partner activity grows and contracted minimum fees are replaced with these recurring fees when they exceed the minimum fees. Increases in BaaS reimbursement of fees offsets increases in noninterest expense from BaaS expenses covered by CCBX partners.

BaaS loan and fraud expense:	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
BaaS loan expense	$32,507	$30,720	$26,107
BaaS fraud expense	1,993	5,043	923
Total BaaS loan and fraud expense	$34,500	$35,763	$27,030